Situation Consultants, Inc.









                               ROBERT BEECH LEASE
                                Trout Creek Field
                                Sec. 24, T8N. R2E
                           La Salle Parish, Louisiana

                      Evaluation of Remaining Oil Reserves
























     P.O. Box 833 o Benton,  Louisiana 71006 o (318) 965-0169

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March 15, 1995
Mr. James R. Ray
Southwest  Holdings,  Inc.
8283 N. Hayden
Road, Suite 128 Scottsdale, AZ 85258

RE:  Robert Beech Lease
     Trout Creek Field
     Sec. 24, T8N, R2E
     La Salle Parish, Louisiana

Dear Mr. Ray:

     Pursuant to your request,  a study was made of the producing  horizon,  the
Sparta  Sand,  on  the  above   referenced  lease  to  determine  the  remaining
recoverable oil-in place.

     Using volumetric calculations as shown in the attached Appendix A, it was determined that the remaining recoverable oil-in-place is approximately 81.250 barrels. Based on a net before income tax value of $12.00 per barrel of oil (after royalty and operating cost), the undiscounted value of the remaining recoverable oil-in-place was calculated to be $975,000.


Discussion:

     The Beech lease consists of 5 wells on 17+ acres and is presently operated by Crown Operating Company, Inc. in Shreveport, Louisiana. Three wells are presently on production with 2 workovers planned. The average production from this lease is presently 10-12 barrels of oil per day. After the workovers are completed, an increase to 20+ barrels is anticipated.

     Appendix B shows a list of the wells, the lease production history, and production graphs.

     I hope that this study will provide you with the information that you need. If you have any questions or need any additional information concerning this study, please feel free to call me.

Yours truly,

     s/ Robert M. Scoggins

Robert M.  Scoggins,  P.E.  Registered  Professional
Engineer P.O. Box 833 o Benton Louisiana 71006 o (318) 965-0169
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     This  reservoir  study and  subsequent  projections  were made from initial completion data and tests indicating an initial BHP of 9126 psi and other data obtained from JADE Petroleum. Assumptions made by preparer were gathered from historical knowledge and professional experience of the type reservoir under study. The projection of ultimate gas and condensate recovery may be greater or less than shown as reservoir conditions sometimes change from unforeseen and
unknown  reasons.   This  initial  projection  will  be  updated  as  additional production data and bottom hole pressures are available.

         If any further information is required please advise.

Yours very truly,

s/ Robert M. Scoggins

Robert M. Scoggins, P.E.


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     A discussion  of the data  collection  process and  parameters  used in the calculations follows.

     A Thermal Multigate Decay Log (TMD) was run by Halliburton in November of 1993. In indicated possible production from the 12,700' sand interval. Side wall core data from the adjacent well bore at this interval was studied and tabulated. All of the depths and descriptions were correlated with Gamma Ray Neutron open hole log run in July of 1993, in the present well bore. This data and correlations are shown in Table A.

     From this accumulated data and extrapolations of known data, to its corresponding interval to unknown data to its corresponding interval, (Table B) an interval for perforating was selected. This interval of 12,683' - 12,685'; 12,690' - 12,712' was perforated April 30, 1994. this zone as of May 28, 1994 was producing 1,500 MCF gas and 15 barrels of oil on a 7/64" choke and a flowing tubing pressure of 7,420 psi.

     The data used for the calculation of gas in place and recoverable gas was obtained from the logs and core data. This data and reserve calculations is shown in Table C. As seen, an average porosity of 22%, and an average water saturation of 16%, with a net thickness of 24 feet and drainage area of 160A was used to calculate gas in place. Gas in place was calculated to be 10,961,137 MCF. Using a recovery factor of 75.7% , probable recoverable gas was calculated to be 8,297,581, or 2160 MCF per acre foot. This recoverable gas amount was used with JEH's NRI of 78% to obtain as shown 6,401,839 MCF attributable to JEH's interest.

     The economic evaluation of the well extrapolated to its projected producing limit of 16 1/2 years is shown in Table D. The well was produced at the present rate of 1500 MCF/day for the remainder of 1994, than production increased on January 1, 1995 to 2500 MCF/day. At this time the projection starts a production decline rate of 9% per year until the estimated recoverable reserves are produced. The next production shown reflects J.E.H.'s 10% WI or 78% of gross production. The oil/condensate ratio to gas of 10 bbl's per 1000MCF was used to estimate the condensate production and held constant for the life of the well. The net revenue before taxes and operating cost was calculated using $20.00 per bbl condensate and $2.00 per MCF gas with no escalation or BTU adjustment in price for the life of the well.

     From the sum of the net revenue from the condensate and produced gas a net revenue of $14,084,098 was projected. Using a tax rate of 7.5% for gas and 12.5% for condensate, and an operating cost of $3,000 per month a possible net cumulative income of $12,366,636 was projected based on the probate recovery of 8,207,496 MCF of gas in 16 1/2 years.

     The present value (PV) is tabulated discounted 10% for the life of the well and the PV at 10% is shown to be $6,938,919.

________ROBERT M. SCOGGINS, P.E.________
A Professional Petroleum Engineering Company
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JADE Petroleum, Inc.
P.O. Box 565
Newton, Texas  75966

Attn:  Mr. James E. Hughes

RE:  MAYO 12700 RAVU
     W. Parcperdue Field
     Sec. 53, Tlls, R4E
     Vermillion Parish, LA

     Dear Mr. Hughes: Pursuant to r request, a study was made of the presently producing zone in the above referenced well. The study was undertaken to determine the probable gas condensate reserves in place under the 460A producing unit and to determine the estimated recoverable gas reserves. From the estimated recoverable reserves, the value of your interest based on your ownership of 100% of the working interest and 78% of the gross revenue was determined. Summarily, the results of this study pertaining to the James E. Hughes (JEH) interest are as follows:

 Reserve Category          Total Recoverable Reserves
                              MCF                     BO*
 Proven Producing           8,297,581                 82,976
                      BO = 409* API at 60* condensate

                            JEH Evaluated Interest
Total Recoverable Reserves   Future Value                Total Future Value
    MCF           BO*       Gas ($)     Oil ($)             ($)
6,401,839        64,021    12,803,676   1,280,420          14,084,098

Total Future Value        Less Taxes & Operations             Net Future Value
         ($)                    ($)                                  ($)
            14,084,098      1,717,329                              12,366,769

JEH Evaluated Interest Present Value           $6,938,919